CONTACT:	Brian J. Begley
Investor Relations
Atlas America, Inc.
1845 Walnut Street - Suite 1000
Philadelphia, PA 19103
215/546-5005
215/546-5388 (facsimile)

ATLAS AMERICA, INC. REPORTS RESULTS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

Philadelphia, PA - November 7, 2006, Atlas America, Inc. (NASDAQ: ATLS) (“ATLS” - the “Company”) reported earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), a non-GAAP measure, of $34.6 million for the quarter ended September 30, 2006, compared with $25.1 million for the prior year comparable quarter, an increase of $9.5 million, or approximately 38%. The increase in EBITDA reflected significant growth in production volumes and realized commodity prices, well construction and completion revenues and well service fees. Net loss for the quarter ended September 30, 2006 was $19.9 million. Adjusting for special items, adjusted net income was $10.2 million for the quarter ended September 30, 2006 as compared with $9.1 million for the prior year comparable quarter, an increase of $1.1 million, or approximately 12%. Adjusted net income per diluted common share was $0.51 for the quarter, an increase of $0.06 per share from the prior year comparable quarter, or approximately 13%. Total revenues reached $190.6 million for the quarter ended September 30, 2006, an approximate 22% increase from the prior year comparable quarter.

The Company generated record average natural gas production volumes of 26.0 million cubic feet (“mmcf”) per day for the quarter ended September 30, 2006, representing an increase of 14% from the prior year comparable period and a 3% increase from the June 30, 2006 quarter.

Special items affecting the quarter ended September 30, 2006 are as follows:

•
The receipt of $74.1 million in proceeds associated with an initial public offering of Atlas Pipeline Holdings, L.P. (NYSE: AHD - “Atlas Holdings”) units on July 26, 2006. The Company received a cash distribution of $74.1 million as the result of the initial public offering. However, in accordance with generally accepted accounting principles, the Company did not record a gain from the receipt of these proceeds. Although the Company did not record an accounting gain, the distribution resulted in an extraordinary tax charge of $29.8 million, or $1.49 per share-diluted in the quarter ended September 30, 2006, resulting in a net loss of $19.9 million. A schedule is provided at the end of this release to reconcile net income (loss) to EBITDA and adjusted net income.

•
The tentative settlement of a class action lawsuit filed in New York pertaining to the payment of royalty revenues to landowners. The settlement terms are subject to final approval by the court. Pursuant to the tentative settlement terms, the Company has agreed to pay $300,000, or $0.01 per share-diluted, to terminate this litigation.

Additionally after the end of the quarter, the Company undertook the following important strategic initiatives:

•
On November 1, 2006, the Company's wholly-owned subsidiary, Atlas Energy Resources, LLC, filed its second amendment to its registration statement with the Securities and Exchange Commission for an initial public offering of 6,075,000 common units. After the offering, the Company expects to retain approximately 83% of the common units and all net proceeds (less $5.5 million of retained working capital) will be paid to the Company.

•
The Company commenced marketing for the Series 27 investment drilling partnership in October 2006. The Company expects to raise $71.0 million in this program and expects to recognize drilling revenues and management fees from this program through the remainder of 2006 and first quarter of 2007.

•
The Company filed a registration statement with the Securities and Exchange Commission for the Public 16 investment drilling partnership in October 2006. The Company expects to raise approximately $200.0 million in this program and expects to recognize drilling and management fees from this program through most of 2007.

•	In October 2006, the Company entered into additional hedging contracts covering future production through the end of 2010. A summary of the Company’s hedge position is as follows:

Production		Average
Period Ended	Hedged Volume	Hedge Price (b)		Percentage
December 31,	(mcf equivalent) (a)	(per mcf)		Hedged (c)
2006	1,510,084	$9.29		63%
2007	7,433,647	$9.88	(d)	79%
2008	7,009,800	$10.10	(e)	74%
2009	6,098,902	$9.72		64%
2010	1,888,424	$8.79		20%

(a)	In thousand cubic feet (“mcf”)
(b)	Includes an estimated positive basis differential and Btu adjustment
(c)	Based upon average natural gas production volumes for the third quarter of 2006
(d)	Includes costless collar positions with an average floor of $8.31 per mcf and an average cap of $9.45 per mcf
(e)	Includes costless collar positions with an average floor of $8.31 per mcf and an average cap of $10.29 per mcf

“We are very pleased with our operating results for the quarter, most notably our 14% increase in natural gas production volumes to 26.0 million cubic feet per day, which is a record for the Company,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “This increase follows a 19% increase in volumes in the quarter ended June 30, 2006 as compared to the June 2005 quarter.”

Other Significant Developments

Atlas Pipeline Partners

On September 27, 2006, Atlas Pipeline Partners, L.P. (NYSE: APL - “Atlas Pipeline”) announced the commencement of operations of its new gas processing plant and gathering system (“Sweetwater plant”) in Beckham County, Oklahoma. The Sweetwater plant, with a processing capacity of 120 MMcf/d, is located west of its Elk City gas plant, and was built to further access natural gas production actively being developed in western Oklahoma and the Texas panhandle.

Atlas Holdings

On July 26, 2006, Atlas Holdings, previously a wholly-owned subsidiary of the Company, issued 3,600,000 common units, representing a 17.1% ownership interest, in an initial public offering at a price of $23.00 per unit. Substantially all of the net proceeds from this offering, approximately $74.1 million, have been paid to the Company.

Well Construction and Completion

•	Revenues generated by the Company’s well drilling segment increased by approximately 42% compared to the similar quarter last year.

Acreage

•
The Company had approximately 516,000 net acres at September 30, 2006, an increase of 12% from the net acreage position at September 30, 2005. Additionally, the Company has a joint venture with Knox Energy, which provides an opportunity to drill 300 sites on approximately 200,000 acres in the state of Tennessee through June 2007.

•
Undeveloped acreage at September 30, 2006 was approximately 295,000 net acres, up approximately 16% from the net acreage position at September 30, 2005, exclusive of the joint venture with Knox Energy.

•
The Company has escalated its commitment to expand its undeveloped acreage position. In the current quarter, the Company expensed approximately $2.4 million of costs associated with the expansion of its land department and leasing efforts. This compares to approximately $900,000 of similar costs in the quarter ended September 30, 2005. These costs are included within general and administrative expense on the consolidated statement of operations.

•	The Company has currently identified over 3,100 geologically favorable sites for additional well drilling.

Wells & Production

•	The Company had interests in over 7,000 gross wells at September 30, 2006, an increase of approximately 9% from September 30, 2005, and operates approximately 85% of these wells.

•
Natural gas production was 26.0 mmcf for the three months ended September 30, 2006, an increase of 3.2 mmcf per day or approximately 14% from the prior year comparable period and an increase of 3% from the June 30, 2006 quarter.

Transmission, Gathering and Processing

•
Transmission, gathering and processing revenues, which principally include the results of Atlas Pipeline, increased to $111.8 million for the quarter ended September 30, 2006, an increase of over 15% from the prior year comparable period, due primarily to the acquisition of the NOARK pipeline system.

•	Total transmission and gathering volumes were 637.4 mmcf per day for the quarter ended September 30, 2006, an increase of approximately 12% from the prior year comparable period.

•
We received $4.4 million in cash distributions for the quarter ended September 30, 2006 from our ownership interests in the general partner of Atlas Pipeline, which consists of our 83% ownership interest in Atlas Holdings.

Corporate and Other

•
General and administrative expenses, including amounts reimbursed to affiliate, increased to $12.8 million for the quarter ended September 30, 2006 resulting from expenses associated with growth in the Company’s drilling partnership fund raising and land acquisition activities and Atlas Pipeline’s expansion of its Mid-Continent operations and non-cash compensation.

•
Interest expense increased to $5.9 million for the quarter ended September 30, 2006 due to borrowings associated with Atlas Pipeline’s acquisitions. The majority of the interest expense this quarter relates to Atlas Pipeline’s borrowings, which are solely obligations of Atlas Pipeline.

•
Depreciation, depletion and amortization expense increased to $12.4 million for the quarter ended September 30, 2006 due to increases in Atlas Pipeline’s fixed asset base associated with the acquisition of the NOARK pipeline system and increased depletion associated with the Company’s additions to its oil and gas properties as a result of its investment in its drilling partnerships.

•	Other income includes a gain of $2.7 million from the sale of certain gathering pipelines within Atlas Pipeline’s Velma gathering system during the quarter ended September 30, 2006.

Atlas America, Inc., is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns an 83% interest in Atlas Pipeline Holdings, L.P., a limited partnership which owns a 2% general partner interest, all the incentive distribution rights and 1,641,026 common units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, Atlas Pipeline owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. Atlas Pipeline also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.'s general partner, which owns the incentive distribution rights and 1,641,026 units of limited partner interest of Atlas Pipeline. For more information, visit our website at www.atlaspipelineholdings.com or contact investor relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES
Well construction and completion	$50,641	$35,580	$135,329	$103,780
Gas and oil production	21,888	18,830	66,696	48,840
Transmission, gathering and processing	111,752	97,414	327,876	221,487
Administration and oversight	2,990	1,852	8,487	7,436
Well services	3,346	2,532	9,498	7,304
	190,617	156,208	547,886	388,847
COSTS AND EXPENSES
Well construction and completion	44,037	30,940	117,677	90,243
Gas and oil production	2,315	1,681	6,437	4,849
Transmission, gathering and processing	96,205	86,189	270,981	194,136
Well services	1,752	1,367	5,540	3,976
General and administrative	12,814	7,314	33,197	19,808
Net expense reimbursement - affiliate	345	-	1,041	389
Depreciation, depletion and amortization	12,442	7,736	33,158	19,023
	169,910	135,227	468,031	332,424
OPERATING INCOME	20,707	20,981	79,855	56,423

OTHER INCOME (EXPENSE)
Interest expense	(5,932)	(3,574)	(19,448)	(9,777)
Minority interests.	(2,021)	(3,806)	(12,987)	(7,553)
Other, net	3,518	143	4,643	(29)
	(4,435)	(7,237)	(27,792)	(17,359)

Income before income taxes and extraordinary item	16,272	13,744	52,063	39,064
Provision for income taxes	(6,302)	(4,656)	(20,632)	(15,016)
Income before extraordinary item	9,970	9,088	31,431	24,048
Extraordinary tax on gain on Atlas Pipeline Holdings, L.P. units.	(29,846)	-	(29,846)	-
Net income (loss)	$(19,876)	$9,088	$1,585	$24,048

Net income (loss) per common share - basic
Net income before extraordinary item - basic	$0.51	$0.45	$1.58	$1.20
Extraordinary item	(1.52)	-	(1.50)	-
	$(1.01)	$0.45	$0.08	$1.20
Weighted average common shares outstanding - basic	19,597	20,001	19,839	20,000

Net income (loss) per common share - diluted
Net income before extraordinary item - diluted	$0.50	$0.45	$1.55	$1.20
Extraordinary item	(1.49)	-	(1.47)	-
	$(.99)	$0.45	$0.08	$1.20
Weighted average common shares outstanding - diluted	20,000	20,174	20,272	20,064

ATLAS AMERICA, INC.
FINANCIAL INFORMATION

	September 30,	December 31,
	2006	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$64,692	$55,155
Property and equipment, net	840,518	658,347
Total assets	1,186,962	1,056,180
Total debt	299,730	298,781
Total stockholders’ equity	119,914	132,850

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Reconciliation of net income (loss) to EBITDA(1):	2006	2005	2006	2005
Net income (loss)	$(19,876)	$9,088	$1,585	$24,048
Interest expense	5,932	3,574	19,448	9,777
Provision for income taxes	36,148	4,656	50,478	15,016
Depreciation, depletion and amortization	12,442	7,736	33,158	19,023
EBITDA	$34,646	$25,054	$104,669	$67,864
________________________________
(1)
EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission ("SEC"). Management of the Company believes that EBITDA provides additional information with respect to the Company's ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity's performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company's financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Reconciliation of net income (loss) to adjusted net income:
Net income (loss)	$(19,876)	$9,088	$1,585	$24,048
Extraordinary income tax charge (1)	29,846	-	29,846	-
Charge for lawsuit settlement, net of tax (2)	200	-	200	-
Adjusted net income	$10,170	$9,088	$31,631	$24,048
Adjusted net income per common share - basic	$0.52	$0.45	$1.59	$1.20
Adjusted net income per common share - diluted	$0.51	$0.45	$1.56	$1.20
Weighted average common shares outstanding:
Basic	19,597	20,001	19,839	20,000
Diluted	20,000	20,174	20,272	20,064

ATLAS AMERICA, INC.
FINANCIAL INFORMATION (cont.)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Production revenues (in thousands):
Gas (1)	$19,402	$16,460	$59,332	$42,679
Oil	$2,489	$2,344	$7,323	$6,097

Production volume:
Gas (mcf/day) (1) (2) (3)	25,955	22,724	24,064	21,097
Oil (bbls/day)	416	415	415	428
Total (mcfe/day) (3)	28,451	25,214	26,554	23,665

Average sales prices:
Gas (per mcf) (3) (4)	$8.13	$7.87	$9.03	$7.41
Oil (per bbl) (3)	$65.01	$61.37	$64.59	$52.23

Production costs (5):
As a percent of production revenues	11%	9%	10%	10%
Per mcfe (3)	$.88	$.72	$.89	$.75

Depletion per mcfe (3)	$2.14	$1.65	$2.04	$1.47

(1)	Excludes sales to landowners.
(2)
Production quantities consist of the sum of (i) our proportionate share of production from wells in which we have a direct interest, based on our proportionate net revenue interest in such wells, and (ii) our proportionate share of production from wells owned by the investment partnerships in which we have an interest, based on our equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)
“Mcf” and “mmcf” means thousand cubic feet and million cubic feet; “mcfe” and “mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, and “bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.

(4)
Our average sales price before the effects of financial hedging was $7.32 and $8.10 for the three months and nine months ended September 30, 2006. We did not have any financial hedges in the three months and nine months ended September 30, 2005.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.